Exhibit 99.1

Contact:          John B. Williamson, III
                  Chairman, President and CEO
Telephone:        (540) 777-3810

FOR IMMEDIATE RELEASE

                               RGC RESOURCES, INC.
                        SECOND QUARTER FINANCIAL RESULTS

ROANOKE, VA. (MAY 13, 2004)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $3,148,252 or $1.55 per share on 2,034,666 average diluted shares outstanding for the quarter ended March 31, 2004. This compares to quarterly earnings for the same quarter last year of $3,140,953 or $1.59 per share on 1,981,605 average diluted shares outstanding. Earnings improved slightly in spite of lower sales volumes resulting from weather that was 4% warmer than the prior quarter. The improved earnings are primarily attributed to higher natural gas margins as a result of Commission approved higher billing rates implemented in October 2003.

     Earnings per share for the twelve months ending March 31, 2004 were $3,596,954 or $1.78 per share on 2,017,243 average diluted shares outstanding, compared to $3,854,764 or $1.96 per share on 1,965,518 average diluted shares outstanding. The slight decline in earnings for the 12 months was primarily the result of 5% warmer weather combined with increased bad debt expense on higher energy costs.

     RGC Resources, Inc. provides energy and related products and services to approximately 79,000 customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company and RGC Ventures, Inc. The Company is listed on the NASDAQ stock market, trading symbol RGCO.

     Unaudited summary financial statements for the quarter and twelve months year-to-date are as follows:



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                                            RGC Resources, Inc. and Subsidiaries

                           Condensed Consolidated Statements of Earnings and Comprehensive Income
                                                        (Unaudited)
                                                            Three Months Ended                    Twelve Months Ended
                                                                March 31,                              March 31,
                                                          2004              2003                2004               2003
                                                     ----------------- --------------      --------------- -----------------

Revenues                                                $47,128,947       $41,222,570         $116,112,581       $95,305,382
Cost of sales                                            35,437,738        29,511,598           86,315,854        66,538,861
                                                     --------------    --------------      ---------------    --------------
Operating margin                                         11,691,209        11,710,972           29,796,727        28,766,521
Other operating expenses                                  6,067,016         6,048,195           21,922,176        20,382,535
Impairment loss                                                   -                 -                    -            72,008
Interest expense                                            523,808           551,284            2,135,256         2,081,143
                                                     --------------    --------------      ---------------    --------------
Income before income taxes                                5,100,385         5,111,493            5,739,295         6,230,835
Income tax expense                                        1,952,133         1,970,540            2,142,341         2,376,071
                                                     --------------    --------------      ---------------    --------------
Net income                                                3,148,252         3,140,953            3,596,954         3,854,764
Other comprehensive income (loss), net of tax               (41,002)         (128,162)              15,056          (257,591)
                                                     --------------    --------------      ---------------    --------------
Comprehensive income                                   $  3,107,250    $    3,012,791       $    3,612,010     $   3,597,173
                                                     ==============    ==============      ===============    ==============

Net earnings per share of common stock:
   Basic                                                      $1.56             $1.59                $1.79             $1.96
                                                     ==============    ==============      ===============    ==============
   Diluted                                                    $1.55             $1.59                $1.78             $1.96
                                                     ==============    ==============      ===============    ==============

Cash dividends per common share                        $      0.295    $        0.285       $        1.150     $       1.140
                                                     ==============    ==============      ===============    ==============

Weighted average number of common shares outstanding:
   Basic                                                  2,021,131         1,978,541            2,005,256         1,963,790
   Diluted                                                2,034,666         1,981,605            2,017,243         1,965,518

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                                           Condensed Consolidated Balance Sheets
                                                        (Unaudited)

                                                                                    March 31,
ASSETS                                                                      2004                2003
                                                                       --------------      ---------------
Current assets                                                          $  23,941,203        $  22,742,170
Total property, plant and equipment, net                                   78,772,882           75,289,997
Other assets                                                                1,001,112            1,234,111
                                                                       --------------      ---------------

  Total Assets                                                          $ 103,715,197        $  99,266,278
                                                                       ==============      ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                     $  23,649,819        $  25,059,257
Long-term debt                                                             30,202,907           28,236,463
Deferred credits and other liabilities                                     11,900,237           10,226,023
                                                                       --------------      ---------------
  Total Liabilities                                                        65,752,963           63,521,743
Stockholders' Equity                                                       37,962,234           35,744,535
                                                                       --------------      ---------------

  Total Liabilities and Stockholders' Equity                            $ 103,715,197        $  99,266,278
                                                                       ==============      ===============

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